                                                                    EXHIBIT 99.1


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To PharmaGenics, Inc.:

We have audited the accompanying balance sheets of PharmaGenics, Inc. as of December 31, 1995 and 1996, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PharmaGenics, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses from operations since its inception, has a stockholders' deficit and requires substantial additional capital to fund its operations. In addition, the Company has a significant operating lease commitment. As discussed in Notes 1 and 14, as of January 31, 1997, the Company entered into an agreement and plan of merger with Genzyme Corporation, which is subject to approval of the stockholders of each company. If the merger is not consummated, management will be required to consider other alternatives, including the liquidation of the Company's remaining assets and the payment of its liabilities and commitments. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.




                                               /s/ ARTHUR ANDERSEN LLP

Roseland, New Jersey
March 3, 1997

                               PHARMAGENICS, INC.
                                 BALANCE SHEETS


                                                                       December 31,
                                                                -----------------------------
ASSETS                                                              1995             1996
                                                                ------------     ------------
Current assets:
Cash and cash equivalents ........................              $  1,639,182     $    486,109
Accounts receivable ..............................                      --            185,972
Prepaid expenses .................................                    22,970           38,183
                                                                ------------     ------------
Total current assets .............................                 1,662,152          710,264

Property and equipment, net of
   $1,705,980 and $2,073,642 of
   accumulated depreciation ......................                   996,048          782,638

Other assets .....................................                    35,425           40,425
                                                                ------------     ------------
Total assets .....................................              $  2,693,625     $  1,533,327
                                                                ============     ============


LIABILITIES

Current liabilities:

Accounts payable and accrued expenses ............              $    942,736     $  1,599,987
Deferred revenue .................................                 1,038,400          315,200
Current obligations under capital
  leases .........................................                   321,650          147,102
                                                                ------------     ------------
Total current liabilities ........................                 2,302,786        2,062,289

Long-term obligations under capital
   leases ........................................                    39,280           25,177
                                                                ------------     ------------
Total liabilities ................................                 2,342,066        2,087,466
                                                                ------------     ------------
Commitments and contingencies
   (Notes 3, 7, 8, 9 and 11)

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock - $.01 par value,
   10,000,000 shares authorized:
Series A convertible preferred
   stock, 2,500,000 shares designated,
   2,160,000 shares issued and
   outstanding at December 31, 1995
   and 1996, liquidation preference
   $4,017,600.....................................                    21,600           21,600
 Series B convertible preferred stock,
   2,500,000 shares designated,
   2,138,399 shares issued and
   outstanding at December 31, 1995 and 1996,
   liquidation preference $16,038,000 ............                    21,384           21,384
 Series C convertible preferred stock,
   4,717,700 shares designated, 1,356,592
   and 3,076,556 shares issued and outstanding at
   December 31, 1995 and 1996, respectively,
   liquidation preference $2,916,673 and
   $6,614,595 at December 31, 1995 and 1996,
   respectively ..................................                    13,566           30,765
Common stock - $.01 par value, 15,000,000
  shares authorized,  451,608 and 455,108
  shares issued and outstanding at
  December 31, 1995 and 1996, respectively .......                     4,516            4,551
Additional paid-in capital .......................                22,394,917       26,066,218
Accumulated deficit ..............................               (21,939,837)     (26,692,470)
Deferred compensation ............................                  (164,587)          (6,187)
                                                                ------------     ------------
  Total stockholders' equity (deficit) ...........                   351,559         (554,139)
                                                                ------------     ------------
  Total liabilities and stockholders'
     equity (deficit) ............................              $  2,693,625     $  1,533,327
                                                                ============     ============



The accompanying notes are an integral part of these financial statements.

                               PHARMAGENICS, INC.
                            STATEMENTS OF OPERATIONS


                                                                  Year Ended December 31,
                                                      -------------------------------------------
                                                         1994             1995            1996
                                                      -----------     -----------     -----------
Revenues:
Research contracts ...............................    $ 1,529,595     $ 2,783,233     $ 1,137,671
License fees and royalties .......................        250,614             766           4,553
Grants ...........................................         38,000         136,672         276,221
                                                      -----------     -----------     -----------
Total revenues ...................................      1,818,209       2,920,671       1,418,445
                                                      -----------     -----------     -----------


Costs and expenses:
Research and development .........................      5,821,540       4,608,271       4,498,839
General and administrative .......................      1,447,501       1,388,095       1,756,164
                                                      -----------     -----------     -----------

Total costs and expenses .........................      7,269,041       5,996,366       6,255,003
                                                      -----------     -----------     -----------

Loss from operations .............................     (5,450,832)     (3,075,695)     (4,836,558)
Interest expense .................................       (125,801)       (347,897)        (36,349)
Interest income ..................................         88,817          44,045         120,274
                                                      -----------     -----------     -----------


NET LOSS .........................................    $(5,487,816)    $(3,379,547)    $(4,752,633)
                                                      ===========     ===========     ===========

Net loss per common share ........................    $    (12.28)    $     (7.49)    $    (10.49)
                                                      ===========     ===========     ===========

Weighted average common shares outstanding .......        446,933         451,406         452,970
                                                      ===========     ===========     ===========

The accompanying notes are an integral part of these financial statements.

                               PHARMAGENICS, INC.
             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                     Series A     Series B   Series C
                                    Convertible  Convertible Convertible             Additional
                                     Preferred   Preferred   Preferred   Common       Paid-in
                                      Stock       Stock       Stock      Stock         Capital
                                     -------     -------     -------     ------     ------------
Balance, January 1, 1994             $21,600     $21,384     $  --       $4,338     $ 18,278,515

Issuance of warrants and shares
   of common stock to acquire
   technology rights                    --          --          --          167          716,833

Issuance of shares of common
   stock upon exercise of stock
   options                              --          --          --            7              510

Issuance of stock options at
   below fair market value              --          --          --         --            394,500

Net loss                                --          --          --         --               --
                                     -------     -------     -------     ------     ------------
Balance, December 31, 1994            21,600      21,384        --        4,512       19,390,358

Conversion of debt into Series C
   Convertible Preferred Stock          --          --         9,770       --          2,090,853

Issuance of Series C
   Convertible Preferred Stock          --          --         3,796       --            812,254

Issuance of warrants at below
   fair market value                    --          --          --         --            165,000

Issuance of shares of common
   stock upon exercise of stock
   options                              --          --          --            4              334

Issuance of stock options at
   below fair market value              --          --          --         --             33,000

Cancellation of stock options
   upon employment termination          --          --          --         --            (96,882)

Amortization of deferred
   compensation                         --          --          --         --               --

Net loss                                --          --          --         --               --
                                     -------     -------     -------     ------     ------------
Balance, December 31, 1995            21,600      21,384      13,566      4,516       22,394,917

Issuance of Series C
   Convertible Preferred Stock          --          --        17,199       --          3,680,723

Issuance of shares of common
   stock upon exercise of stock
   options                              --          --          --           35            1,715

Cancellation of stock options
   upon employment termination          --          --          --         --            (11,137)

Amortization of deferred
   compensation                         --          --          --         --               --

Net loss                                --          --          --         --               --
                                     -------     -------     -------     ------     ------------
Balance, December 31, 1996           $21,600     $21,384     $30,765     $4,551     $ 26,066,218
                                     =======     =======     =======     ======     ============


                                     Accumulated        Deferred       Stockholders'
                                      Deficit         Compensation     Equity (Deficit)
                                    ------------      ------------     ----------------
Balance, January 1, 1994             $(13,072,474)     $    --        $ 5,253,363

Issuance of warrants and shares
   of common stock to acquire
   technology rights                         --             --            717,000

Issuance of shares of common
   stock upon exercise of stock
   options                                   --             --                517

Issuance of stock options at
   below fair market value                   --         (394,500)            --

Net loss                               (5,487,816)          --         (5,487,816)
                                     ------------      ---------      -----------
Balance, December 31, 1994            (18,560,290)      (394,500)         483,064

Conversion of debt into Series C
   Convertible Preferred Stock               --             --          2,100,623

Issuance of Series C
   Convertible Preferred Stock               --             --            816,050

Issuance of warrants at below
   fair market value                         --             --            165,000

Issuance of shares of common
   stock upon exercise of stock
   options                                   --             --                338

Issuance of stock options at
   below fair market value                   --          (33,000)            --

Cancellation of stock options
   upon employment termination               --           96,882             --

Amortization of deferred
   compensation                              --          166,031          166,031

Net loss                               (3,379,547)          --         (3,379,547)
                                     ------------      ---------      -----------
Balance, December 31, 1995            (21,939,837)      (164,587)         351,559

Issuance of Series C
   Convertible Preferred Stock               --             --          3,697,922

Issuance of shares of common
   stock upon exercise of stock
   options                                   --             --              1,750

Cancellation of stock options
   upon employment termination               --           11,137             --

Amortization of deferred
   compensation                              --          147,263          147,263

Net loss                               (4,752,633)          --         (4,752,633)
                                     ------------      ---------      -----------
Balance, December 31, 1996           $(26,692,470)     $  (6,187)     $  (554,139)
                                     ============      =========      ===========


The accompanying notes are an integral part of these financial statements.

                               PHARMAGENICS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                            Year Ended December 31,
                                                                                ----------------------------------------------
                                                                                     1994            1995             1996
                                                                                --------------    -----------      -----------
OPERATING ACTIVITIES:
   Net loss                                                                     $ (5,487,816)     $(3,379,547)     $(4,752,633)
   Adjustments to reconcile net loss to net cash used
     in operating activities:
      Depreciation and amortization                                                  698,757          365,305          368,762
      Technology rights acquired for common stock and warrants                       717,000             --               --
      Amortization of deferred compensation expense                                     --            166,031          147,263
      Expense incurred with the issuance of warrants below fair market value            --            165,000             --
      Interest on loans converted into Series C Convertible Preferred Stock             --            100,623             --
      Changes in operating assets and liabilities:
        (Increase) decrease in accounts receivable                                      --               --           (185,972)
        (Increase) decrease in prepaid expenses                                       30,403           26,007          (15,213)
        (Increase) decrease in other assets                                            2,758           15,841           (5,000)
        Increase (decrease) in accounts payable
           and accrued expenses                                                       57,543          543,848          657,251
        Increase (decrease) in deferred revenue                                      701,633          336,767         (723,200)
                                                                                 -----------      -----------      -----------
          NET CASH USED IN OPERATING ACTIVITIES                                   (3,279,722)      (1,660,125)      (4,508,742)
                                                                                 -----------      -----------      -----------

INVESTING ACTIVITIES:
   (Increase) decrease in investments                                              2,041,875             --               --
   Capital expenditures                                                             (129,026)         (34,290)        (155,352)
                                                                                 -----------      -----------      -----------
          NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                      1,912,849          (34,290)        (155,352)
                                                                                 -----------      -----------      -----------

FINANCING ACTIVITIES:
   Payments on capital lease obligations                                            (381,039)        (235,829)        (188,651)
   Proceeds from issuance of common stock                                                517              338            1,750
   Proceeds from loans converted into Series C Convertible Preferred Stock              --          2,000,000             --
   Proceeds from the issuance of Series C Convertible Preferred Stock                   --            816,050        3,697,922
                                                                                 -----------      -----------      -----------

          NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                       (380,522)       2,580,559        3,511,021
                                                                                 -----------      -----------      -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                           (1,747,395)         886,144       (1,153,073)

Cash and cash equivalents at beginning of year                                     2,500,433          753,038        1,639,182
                                                                                 -----------      -----------      -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                         $   753,038      $ 1,639,182      $   486,109
                                                                                 ===========      ===========      ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for interest                                      $   125,801      $    82,274      $    36,349
                                                                                 ===========      ===========      ===========
   Property and equipment acquired under capital lease agreements                $    70,000      $        --      $        --
                                                                                 ===========      ===========      ===========





  The accompanying notes are an integral part of these financial statements.

                               PHARMAGENICS, INC.
                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 - Summary of Significant Accounting Policies

Background

PharmaGenics, Inc. (the "Company"), a Delaware corporation, was incorporated on August 11, 1989. The Company is an integrated drug discovery company principally engaged in the research and development of pharmaceuticals for the treatment of cancer. The Company's research programs in cancer center upon certain key genes, called "tumor suppressor genes," that are responsible for the production of proteins that generally function to prevent the unregulated growth of cells. The Company targets tumor suppressor genes and other cancer-related genes in search of desirable therapeutics against cancer.

The Company is subject to a number of risks at this stage of development, including, but not limited to, uncertainties relating to whether patents will issue and whether patents that issue will provide the Company with adequate protection from other products or competitors; dependence on key individuals for achievement of the Company's expectations which the Company believes are based on reasonable assumptions within the bounds of its knowledge of its business and operations; continued collaboration between the Company and its corporate, governmental and academic collaborators; establishment of additional collaborations with academia or corporations; uncertainty whether the Company's research and development activities will result in the development of commercially usable products and processes; competition from alternative products or processes; uncertainties related to technological improvements and advances; the impact of research and product development activities of competitors of the Company, many of whom have more substantial financial or other resources than those of the Company; the need and ability to obtain adequate additional financing necessary to fund continuing operations and product development and the terms on which such financing might be available; the ability to obtain lease financing for capital equipment; uncertainties related to clinical trials; uncertainties of obtaining required regulatory approvals; and uncertainties of future profitability. The Company expects to incur substantial additional costs before it can begin to generate revenue from product sales sufficient to fund its operations, including costs related to ongoing research and development activities, preclinical studies and regulatory compliance, and for hiring additional management, scientific, manufacturing, sales and administrative personnel.

The Company sold additional shares of Series C convertible preferred stock in the first quarter of 1996 (Note 9) and, in connection with entering into an Agreement and Plan of Merger as of January 31, 1997 (the "Merger Agreement") with Genzyme Corporation ("Genzyme") (see below and Note 14), received a stand-by credit facility (the "Credit Facility") (Note 8) under which the Company made an initial draw of $1 million in February 1997. The Company expects to make additional draws under the Credit Facility and believes that the Credit Facility is sufficient to fund operations until the expected closing of the proposed merger with Genzyme in May 1997. The Company will require substantial additional funds should the proposed merger with Genzyme not be consummated. Uncertainties relating to the proposed merger with Genzyme and the Credit Facility are additional meaningful factors that could cause actual results to differ from the Company's expectations.

Pursuant to the Merger Agreement and on the terms and conditions set forth therein, subject to approval by the Company's stockholders and Genzyme's stockholders and subject to certain other conditions, the Company is to be merged with and into Genzyme (the "Proposed Merger") with Genzyme being the surviving corporation. The business of the Company is to be combined with several of Genzyme's oncology programs to form a new division of Genzyme to be known as the Genzyme Molecular Oncology division (Note 14).

                              PHARMAGENICS, INC.
                        NOTES TO FINANCIAL STATEMENTS



NOTE 1 - Summary of Significant Accounting Policies   (continued)

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments which when purchased have a maturity of less than three months.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from five to seven years. Leasehold improvements and equipment under capital leases are amortized using the straight-line method over the shorter of the lease term or the useful lives of the assets.

Long-Lived Assets

During 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets" ("SFAS 121"). SFAS 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. As a result of its review, the Company does not believe that any impairment currently exists related to its long-lived assets.

Revenue Recognition

License fees and royalties are recognized as revenue when earned. Revenues under collaborative research and development agreements and grants are recognized as earned over the term of the contracts and grants. Payments received in advance under these agreements are recorded as deferred revenue until earned.

Research and Development

Research and development costs are charged to expense as incurred.

Stock-Based Compensation

The Company adopted the disclosure requirement of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") for the year ended December 31, 1996 (Note 9). The Company accounts for its stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

                              PHARMAGENICS, INC.
                        NOTES TO FINANCIAL STATEMENTS



NOTE 1 - Summary of Significant Accounting Policies   (continued)

Net Loss Per Common Share

Net loss per common share was computed based on the weighted average number of common shares outstanding during the year. Shares issuable upon conversion of preferred stock or exercise of options and warrants were not considered, as the effect would be antidilutive.

NOTE  2  -  Collaborative Research and Development Agreements

Agreements with PaineWebber R&D Partners III, L.P.

In May 1994, the Company entered into a series of agreements (the "R&D Agreements") with PaineWebber R&D Partners III, L.P. (the "Partnership"), pursuant to which the Partnership paid a $250,000 license fee and agreed to pay the Company up to $5,750,000 to conduct research and development on behalf of the Partnership on targets identified by the Company pursuant to a development plan originally projected to extend through March 1996, but which continued through January, 1997. In consideration of such payments, the Partnership obtained rights to the results of such research, and the Company granted the Partnership an exclusive, royalty-free license to use certain patent rights, know-how and technical information owned or licensed by the Company. Under the R&D Agreements, upon the occurrence of certain events of default (such as failure to perform its obligations, default on indebtedness, insolvency, cessation of operations and others), the Company would be obligated to make certain payments to the Partnership. In March 1995, the R&D Agreements were modified to expand the area of research under the development plan and to accelerate $750,000 of research funding under the R&D Agreements into 1995. Under the R&D Agreements, the Company also received an option (the "Purchase Option") to purchase at any time certain or all of the rights owned by the Partnership as a result of the R&D Agreements (the "Partnership Rights") at an option price ranging from $9.4 million up to $19.2 million, depending upon the date of the purchase and the rights purchased. The R&D Agreements provided that in the event the Company commenced Phase II clinical trials on an agent developed under the R&D Agreements, the Company would be obligated to exercise the purchase option. To date, the Company has not commenced any Phase II clinical trials. In consideration for the Purchase Option, the Company issued to the Partnership warrants to purchase up to 1,000,000 shares of the Company's common stock (the "Core Warrant") and up to 666,667 shares of the Company's common stock (the "Purchase Option Warrant"). The Core Warrant is exercisable for a period of five years which commenced July 1, 1996, and the Purchase Option Warrant would have been exercisable for a period of four years following termination of the Purchase Option. The estimated fair value of $580,000 attributed to these warrants upon issuance was charged to research and development expense in 1994. With the modification of the R&D Agreements in March 1995, the exercise price on the Core Warrant and the Purchase Option Warrant was fixed at $2.15 per share, subject to antidilution provisions and other adjustments. In June 1995, the Company executed and delivered a convertible note (the "Note") to the Partnership under which the Company borrowed $1,000,000 at an interest rate of prime plus two percentage points (Note 8). In lieu of repayment in cash, the Note and accrued interest were converted into 480,242 shares of Series C convertible preferred stock of the Company as of September 30, 1995, which thereby reduced by $1,000,000 research funding from the Partnership under the R&D Agreements.

In January 1997, in connection with the Proposed Merger (Note 14), the Partnership exercised its option under the R&D Agreements to exchange the Partnership Rights for additional shares of the Company's preferred stock. This option became exercisable upon the signing of the Merger Agreement and as a result of such exercise, the Company issued to the Partnership in February 1997 298,420 shares of Series A convertible preferred stock, 88,864 shares of Series B convertible preferred stock and 1,641,144 shares of Series C convertible preferred stock. The liquidation preference amount of these preferred shares, $4,750,000, was charged to research and development expense in the first quarter of 1997 because the acquired technology and other rights relate to in-process research and development projects that have not yet reached technological feasibility and the technology currently has no alternative future uses. Upon the exercise of the exchange option by

                              PHARMAGENICS,INC.
                        NOTES TO FINANCIAL STATEMENTS



NOTE  2  -  Collaborative Research and Development Agreements   (continued)

the Partnership, the Purchase Option Warrant and the R&D Agreements terminated. In addition, upon the completion of the Proposed Merger, the Core Warrant will be cancelled.

The Company recognized $1,650,000, $2,311,600 and $723,200 of revenues under the R&D Agreements in 1994, 1995 and 1996, respectively. In addition, as of December 31, 1995 and 1996, the Company had received $1,038,400 and $315,200, respectively, of deferred revenue under the R&D Agreements, which relate to research activities yet to be completed as of such dates. All funding pursuant to the R&D Agreements had been received as of December 31, 1995.

Other Agreements

The Company has entered into other collaborative research and development agreements, some of which provide for payments to the Company. The Company earned $129,595 in 1994, $471,633 in 1995 and $414,471 in 1996 under these agreements. (Note 10)

NOTE 3 - Research and License Agreements

Agreements with The Johns Hopkins University

In March 1991, the Company entered into a Research Agreement (the "Research Agreement") with The Johns Hopkins University School of Medicine ("JHU") and Hoffmann-La Roche Inc. ("Roche"), and in February 1992, the Company entered into a License Agreement (the "License Agreement") with JHU and Roche (collectively, the "JHU Agreements"), pursuant to which the Company made unrestricted research grants to the Basic Cancer Research Foundation and JHU of approximately $818,000 to fund research conducted at JHU by Dr. Bert Vogelstein. Dr. Vogelstein has had the sole discretion to determine research activities within the specified research areas, which include cancer and virology. In return for these payments, JHU granted to the Company and Roche a worldwide, exclusive, royalty-bearing license to all technology developed within the specified research area pursuant to the JHU Agreements. In February 1995, the Research Agreement terminated, with certain provisions remaining in effect through August 1995. Certain rights granted to Roche and the Company by JHU, and certain of the obligations of Roche and the Company to JHU (such as maintaining confidentiality of information, not using JHU's name without their consent, not bringing suit against JHU as a result of any dispute which arises between Roche and the Company and to reimburse JHU for their costs in the event they are involved in such dispute), survived the termination of the Research Agreement. The License Agreement continues, subject to scheduled royalty payments, until the expiration of the patents licensed thereunder.

The Company and Roche also entered into supplementary agreements (the "Roche Agreements") regarding the development and commercialization of any technology developed by Dr. Vogelstein in the research areas specified in the JHU Agreements. Pursuant to an initial agreement with Roche, Roche obtained the first option to license from JHU any diagnostic applications, the Company obtained a license from JHU to any oligonucleotide-based therapeutic applications and the Company and Roche jointly obtained a license from JHU to any therapeutic applications that are not oligonucleotide-based. Roche has agreed to pay the Company royalties at varying rates on sales of any products developed by Roche stemming from Dr. Vogelstein's research. Additionally, Roche obtained first option rights (the "First Option Rights") to act as the Company's partner for research and development programs relating to Dr. Vogelstein's technology. At Roche's option, Roche could choose to pay the Company to provide mutually agreed upon research and development services for diagnostic products. In May 1996, Roche decided not to develop certain inventions licensed from JHU and the Company exercised its option, which did not require any additional payment, to assume the rights to all of those inventions. In October 1996, Roche and the Company signed a term sheet under which the Company will be provided a sublicense to any and all diagnostic products and

                              PHARMAGENICS, INC.
                        NOTES TO FINANCIAL STATEMENTS



NOTE 3 - Research and License Agreements   (continued)

applications to which Roche retains rights under the License Agreement, and the Company is granted the exclusive right to sublicense to third parties Roche's rights to diagnostic products and applications under the License Agreement, exclusive of those rights to certain antibody-based diagnostics that Roche has assigned to a third party. The term sheet also provides for royalties to Roche and sharing of revenues between the Company and Roche.

In March 1994, in consideration of 16,666 shares of the Company's common stock and warrants to acquire 50,000 shares (of which one-third at an exercise price of $10.50 per share expired in March 1995 and the second third at an exercise price of $15.00 per share expired in March 1996 and the final third at an exercise price of $24.00 per share expire in March 1997) of common stock, Roche waived the First Option Rights so that the Company may freely seek partners for its Vogelstein-related research and development programs. The estimated fair value attributable to these shares and warrants of $137,000 was charged to research and development expense in 1994.

Effective September 1995, the Company entered into a license agreement (the "SAGE Agreement") with JHU and Drs. Bert Vogelstein and Kenneth Kinzler, both of JHU, relating to the SAGE technology. In addition to substantial license fees paid and milestone payments to be made by the Company to retain an exclusive license, the agreement provides for certain additional payments to be made by the Company to JHU in the event the Company sublicenses SAGE technology to third parties or performs SAGE-related services on behalf of third parties.

In January 1997, in contemplation of the Proposed Merger (Note 14), the SAGE Agreement was amended to waive any possible right JHU may have to a potential payment of $5 million resulting from the change of control which would arise from the Proposed Merger in exchange for 43,200 shares of the Company's Series B convertible preferred stock to be issued to JHU. If the Proposed Merger is not consummated, the amendment to the SAGE Agreement shall become null and void and the 43,200 shares of the Company's Series B convertible preferred stock will not be issued to JHU. The Company is currently in discussions with JHU regarding a license to other present and future discoveries of Dr. Kinzler, some of which were, or may be, created in collaboration with Dr. Vogelstein.

NOTE 4 - Accounts Receivable

In the fourth quarter of 1996, the Company recognized $185,972 of revenue earned under an award by the U.S. National Cancer Institute ("NCI") in the form of a Cooperative Grant. The Company has received notice from NCI that funding is authorized for the second budget year, which had begun in September of 1996, of the grant but the Company has not yet obtained funds available under the grant to settle this receivable.

NOTE 5 - Property and Equipment

                                                                 December 31,

                                               -------------------------------------------------
                                                        1995                        1996
                                               ---------------------       ---------------------
Laboratory and office                              $ 1,980,378                  $ 2,134,630
Leasehold improvements                                 721,650                      721,650
                                                   -----------                  -----------
                                                     2,702,028                    2,856,280
Less: Accumulated depreciation                      (1,705,980)                  (2,073,642)
                                                   -----------                  -----------
                                                   $   996,048                  $   782,638
                                                   ===========                  ===========

                              PHARMAGENICS, INC.
                        NOTES TO FINANCIAL STATEMENTS



NOTE 6 - Accounts Payable and Accrued Expenses


                                             December 31,
                                       -----------------------
                                          1995         1996
                                       ----------   ----------
Accounts payable                       $   94,912   $  152,216
Vacation and other employee benefits       84,379       95,139
Legal and professional fees               129,850      342,254
Collaborative arrangements                550,000      845,870
Other accrued expenses                     83,595      164,508
                                       ----------   ----------
                                       $  942,736   $1,599,987
                                       ==========   ==========


The accrual for collaborative arrangements relates primarily to JHU for 1996 and solely to JHU for 1995 (Note 3). Other accrued expenses for 1996 includes an accrual for settlement of a lawsuit (Note 14).

NOTE 7 - Leases

Capital Lease Obligations

In April 1991, the Company entered into a master lease agreement and granted the lessor a warrant to purchase 41,580 shares of the Company's Series A convertible preferred stock at $1.85 per share for a term of ten years. In September 1993, the Company entered into a master lease agreement and granted the lessor a warrant to purchase 10,000 shares of the Company's common stock at $7.50 per share for a term of up to ten years. These warrants contain certain anti-dilution and/or registration rights.

The master lease agreement entered into in September 1993 provides the Company the option, effective as of the expiration of the initial lease term, to purchase the equipment at fair market value or to renew the lease at market value for a minimum of twelve months and a maximum of thirty-six months, whereby at the end of such renewal period the Company is obligated to purchase the equipment at fair market value. The Company has not exercised either of the foregoing options and, in accordance with the terms of the lease, the lease has been renewed on a month-to-month basis at the monthly payment in effect immediately prior to the expiration of the initial lease term. The initial lease term expired in September 1996 on certain equipment and in December 1996 on the remaining equipment. The Company has classified approximately $133,000 as a current lease obligation reflecting the Company's obligation to purchase the equipment and its current intention to exercise its purchase option in 1997.

Leased equipment with a cost of $820,000 as of December 31, 1995 and 1996 is included in property and equipment. Future minimum payments under capital lease obligations are as follows:

              Year Ending
              December 31,
              ------------------
              1997                                             $      150,160
              1998                                                     17,160
              1999                                                     10,010
                                                               --------------
                                                                      177,330
              Less amount representing interest                         5,051
                                                              ---------------
                                                                      172,279
              Less current portion                                    147,102
                                                              ---------------
              Long-term portion                               $        25,177
                                                              ===============

                              PHARMAGENICS, INC.
                        NOTES TO FINANCIAL STATEMENTS




NOTE 7 - Leases   (continued)

Operating Lease

The lease on the Company's office and research facilities expires on December 31, 1999 and contains two three-year renewal options. Monthly rent for the remainder of the original lease term is approximately $17,600 basic rent plus maintenance and other costs. Accordingly, as of December 31, 1996, the minimum basic rent commitment for the remainder of the original lease term is $633,600. Rent expense was approximately $297,768, $268,162 and $274,105 in 1994, 1995 and 1996, respectively.

NOTE 8 - Loan Agreements

In February 1995, the Company entered into a loan agreement (the "Loan") with certain lenders, who were existing stockholders or affiliates of existing stockholders at the time of entering into the Loan, under which the Company borrowed an aggregate of $1 million at an interest rate of prime plus two percentage points. In connection with the Loan, the Company granted the lenders warrants to purchase an aggregate of 100,000 shares of common stock at an exercise price of $0.50 per share for a term of up to ten years and recorded an expense of $165,000 in 1995 relating to the warrants. The Loan and accrued interest, totalling approximately $1,068,100 were converted into 496,792 shares of Series C convertible preferred stock of the Company as of September 30, 1995.

In June 1995, the Company executed and delivered a convertible note (the "Note") to the Partnership under which the Company borrowed $1 million at an interest rate of prime plus two percentage points. In lieu of repayment in cash, the Note and accrued interest, totalling approximately $1,032,500, were converted into 480,242 shares of Series C convertible preferred stock of the Company as of September 30, 1995 (Note 9), and thereby reduced by $1 million research funding from the Partnership under the R&D Agreements (Note 2).

In October 1996, in anticipation of entering into the Merger Agreement, Genzyme made available to the Company the Credit Facility under which the Company may draw monthly an amount equal to its documented operating costs, up to a specified maximum amount each month. Amounts not drawn by the Company in a designated month are available to cover documented operating costs in a later month, subject to certain limitations based on revenues. Amounts drawn by the Company under the Credit Facility are evidenced by a Subordinated Convertible Promissory Note (the "Promissory Note"). The Promissory Note bears interest from the date of each draw at a rate of 8.25% per annum and matures on February 10, 2002. The Company made an initial draw of $1 million in February 1997, after the signing of the Merger Agreement. (Note 14)

NOTE 9 - Stockholders' Equity

Convertible Preferred Stock

During 1991, the Company issued 2,160,000 shares of Series A convertible preferred stock ("Series A Stock") and warrants to purchase 486,000 shares of common stock at $0.462 per share expiring in September 2001 for net proceeds of approximately $3,958,000.

In November 1991, the Company issued 1,944,000 shares of Series B convertible preferred stock ("Series B Stock") and warrants to purchase 121,285 shares of common stock pursuant to a private placement (the "Offering"). The warrants, which were exercisable at $7.50 per share commencing 180 days after the effective date of an initial public offering of the Company's common stock, expired on November 14, 1996. The selling agent for the Offering received warrants, which also expired on November 14, 1996, to purchase 194,400 shares of common stock at $7.50 per share. Additionally,

                              PHARMAGENICS,INC.
                        NOTES TO FINANCIAL STATEMENTS



NOTE 9 - Stockholders' Equity   (continued)

the Company issued 194,399 shares of Series B Stock and warrants, which expired on November 14, 1996, to purchase 13,500 shares of common stock at $7.50 per share to an investor group consisting of HealthCare Ventures II, L.P. ("HCV II"), the Company's principal stockholder, and limited partners of HCV II. The net proceeds from these sales of Series B Stock and warrants were approximately $14,356,000.

As of September 30, 1995, the Company converted the Loan (Note 8) and the Note (Note 8) together with accrued interest into 977,034 shares of Series C convertible preferred stock ("Series C Stock"). In December 1995, the Company commenced a private placement offering of Series C Stock and held an initial closing on 379,558 shares of Series C Stock for proceeds to the Company of approximately $816,000 from this initial closing. In February 1996, the Company held a final closing on the sale of 1,719,964 additional shares of Series C Stock for proceeds to the Company of approximately $3,698,000. The offering was made directly by the Company to the holders of the Company's other preferred stock and to new investors. Total shares of Series C Stock sold in the private placement were 2,099,522 and proceeds to the Company were approximately $4,514,000.

The Series A Stock, Series B Stock and Series C Stock are convertible into common shares on a one-to-one basis, subject to certain adjustments. The holders of the Series A Stock, Series B Stock and Series C Stock have certain dividend, liquidation and registration rights, as defined, and voting rights equivalent to the voting rights of common stockholders based on the number of common shares they would own pursuant to the conversion calculation. In the event of a public offering of the Company's common stock at a price per share of at least $7.50 and proceeds to the Company of at least $10 million, each share of Series A Stock, Series B Stock and Series C Stock will be automatically converted into one share of common stock, subject to adjustment for stock dividends and splits.

For the effect of the Proposed Merger on the Company's preferred stock, see
Note 14.

Common Stock

438,442 shares of common stock currently issued are subject to repurchase and/or first refusal rights. For the effect of the Proposed Merger on the Company's common stock, see Note 14.

Warrants

Warrants outstanding at December 31, 1996 include the following:


                                                      Number of
                   Underlying Stock                Warrant Shares          Reference
        ---------------------------------------   ------------------   ------------------

        Series A Convertible Preferred                       41,580         Note 7
                                                  =================
        Common                                            1,000,000         Note 2
        Common                                              666,667         Note 2
        Common                                              486,000         Note 9
        Common                                              100,000         Note 8
        Common                                               16,666         Note 3
        Common                                               10,000         Note 7
                                                  -----------------
                                                          2,279,333
                                                  =================

For the effect of the Proposed Merger on the warrants and underlying stock, see
Note 14.

                              PHARMAGENICS, INC.
                        NOTES TO FINANCIAL STATEMENTS



NOTE 9 - Stockholders' Equity   (continued)

Stock Options

The Company has reserved 455,283, 483,333 and 133,333 shares of common stock under the 1991 Stock Option Plan, as amended, the 1993 Stock Option Plan, as amended, and the 1994 Independent Directors Stock Option Plan, as amended, respectively, for the granting of either incentive stock options or nonqualified stock options. In addition, the Board of Directors approved, subject to stockholder approval, an increase of 416,667 shares authorized under the 1993 Stock Option Plan. The exercise price of all incentive stock options must be at least equal to the fair market value of such shares on the date of the grant. The exercise price of the nonqualified stock options is to be determined by the Board of Directors. Options vest over various periods not exceeding four years and expire no later than ten years from grant date.

Option activity for the above plans is summarized as follows:


                                                                                                   Weighted-Average
                                                      Options             Exercise Price            Exercise Price
                                               -----------------          --------------           ---------------
          Balance, January 1, 1994                       247,024
               Granted                                   601,013            $0.50 - $8.10
               Exercised                                    (694)          $0.093 - $6.75
               Cancelled                                (249,291)          $0.093 - $8.10
                                               ------------------
          Balance, December 31, 1994                     598,052           $0.093 - $8.10                    $1.37
               Granted                                   141,896            $0.50 - $2.15                    $1.92
               Exercised                                    (400)          $0.50 - $1.875                    $0.84
               Cancelled                                (137,158)          $0.462 - $2.15                    $1.20
                                               ------------------
          Balance, December 31, 1995                     602,390           $0.093 - $8.10                    $1.55
               Granted                                   249,890            $2.15 - $2.30                    $2.29
               Exercised                                  (3,500)                   $0.50                    $0.50
               Cancelled                                 (88,501)          $0.462 - $2.30                    $1.98
                                              -------------------
          Balance, December 31, 1996                     760,279           $0.093 - $8.10                    $1.75

At December 31, 1996, options were exercisable for the purchase of 405,849 shares of common stock at a weighted-average exercise price of $1.23. Options to purchase 33,747 shares of common stock were available for future grants under the 1991 and 1993 stock option plans at December 31, 1996. Options to purchase 93,333 shares of common stock were available for future grants under the 1994 Independent Directors Stock Option Plan at December 31, 1996.

In September 1994, the Compensation Committee of the Board of Directors approved the granting of new options with an exercise price of $2.15 per share under the 1991 and 1993 Stock Option Plans in exchange for the cancellation of certain older options at exercise prices ranging from $6.75 to $8.10 per share. Under this offer, the Company has exchanged options to acquire 179,277 shares, including options to acquire 48,502 shares granted to officers and directors of the Company.

The Company has recorded deferred compensation of $394,500 in 1994 and $33,000 in 1995 for the deemed accounting value of certain nonqualified stock option grants made to employees in December 1994 and to certain new employees in 1995, respectively. No deferred compensation was recorded in 1996. Deferred compensation is being amortized to compensation expense ratably over the vesting period of the options. In 1995 and 1996, $166,031 and $147,263, respectively, of deferred compensation was amortized to compensation expense.

                              PHARMAGENICS, INC.
                        NOTES TO FINANCIAL STATEMENTS



NOTE 9 - Stockholders' Equity   (continued)

The Company accounts for its stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation expense (except for those options granted at an excercise price below the fair market value of the underlying stock on the date of grant) has been recognized. Pro forma information regarding net loss and net loss per share is required by SFAS 123 and has been determined as if the Company had accounted for its stock options under the fair value method of SFAS 123. The fair value of the stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for 1995 and 1996, respectively: risk-free interest rates ranging from 5.84% to 6.12% and 6.27% to 6.65%; dividend yield and common stock price volatility of zero; and an expected life of the option of 6 years. The weighted-average fair value of the options granted during 1995 and 1996 was $0.86 and $0.75, respectively. For purposes of pro forma disclosures, the estimated fair value of stock options is amortized to expense over the vesting period of the options. The Company's pro forma net loss and net loss per share for 1995 do not differ materially from the amounts reported. For 1996, the Company's pro forma net loss and net loss per share was $4,775,933 and $10.54, respectively. Because SFAS 123 has not been applied to stock options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of the possible compensation cost in future years.

For the effect of the Proposed Merger on the stock options and underlying stock, see Note 14.

NOTE 10 - Related Party Transactions

Research and development contract revenue earned under an agreement with Genetic Therapy, Inc. ("GTI") was $100,000 in each of 1994 and 1995 and $25,000 in 1996. HCV II, a principal stockholder of the Company, was a principal stockholder of GTI prior to the acquisition of GTI by Novartis (formerly Sandoz, Inc.). See Note 2 for additional related party activity.

NOTE 11 - Employment and Consulting Agreements

In June 1993, the Company entered into an employment agreement with Dr. Sherman, its president and chief executive officer, for a term of three years, providing for an annual base salary of $230,000, subject to adjustment on an annual basis, and an annual bonus of at least $20,000. In June 1996, the Company and Dr. Sherman entered into a new employment agreement with an initial term of three years ending on June 30, 1999, with automatic one-year renewals thereafter, unless earlier terminated by either party upon 60 days notice prior to the end of the then current term. The new agreement provides for an annual base salary of $242,650, subject to adjustment on an annual basis, and an annual bonus of at least $20,000. The new agreement further provides that in the event that prior to March 31, 1997 the Company had a change in control or received commitments for additional financing of at least $3,000,000 in the aggregate, Dr. Sherman's annual base salary would be increased from $242,650 to $260,000, retroactive to July 1, 1996. The Company believes that the Credit Facility (Note 8) satisfied this requirement, and accordingly, effective February 1997, Dr. Sherman's annual base salary was raised to $260,000, retroactive to July 1, 1996. If Dr. Sherman's employment is terminated, other than for cause, he will be entitled to salary continuation for a period of twelve months.

The Company has also entered into various other employment and consulting agreements. In connection with certain of the agreements, the Company issued restricted common stock and granted options to purchase shares of common stock (Note 9). Each executive officer (other than Dr. Sherman) is entitled to a severance payment equal to 3 months salary if his employment is terminated without cause.

                              PHARMAGENICS,INC.
                        NOTES TO FINANCIAL STATEMENTS



NOTE 12 - Savings Plan

The Company maintains a savings plan under Section 401(k) of the Internal Revenue Code which allows eligible employees to contribute a portion of their annual salary to the savings plan. The Company may make discretionary contributions. Through December 31, 1996, the Company has not made any contributions to this plan.

NOTE 13 - Income Taxes

At December 31, 1996, the Company had net operating loss ("NOL") tax carryforwards aggregating approximately $23.1 million. The NOL carryforwards expire in various years from 2005 through 2011. Pursuant to Federal income tax regulations, the annual use of the Company's NOL carryforwards may be limited if a cumulative change in ownership of more than fifty percent occurs in a three year period. The Proposed Merger (Note 14) is expected to result in a limit on the annual use of the Company's NOL carryforwards by Genzyme.

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." A valuation allowance was established as realization of the tax assets is uncertain. The components of the deferred tax amounts, carryforwards and the valuation allowance are as follows:

                                     1995             1996
                                  -----------    ------------
Start-up costs                    $   800,000    $    535,000
Other temporary differences           900,000         695,000
NOL carryforwards                   6,950,000       9,250,000
                                  -----------    ------------
Total gross deferred tax assets     8,650,000      10,480,000
Valuation allowance                (8,650,000)    (10,480,000)
                                  -----------    ------------
Net deferred tax assets           $    --        $     --
                                  ===========    ============


NOTE 14 - Events Subsequent to December 31, 1996

On January 24, 1997, the Company and LBC Captial Resources, Inc. ("LBC") executed an agreement which settled an action brought by LBC on July 19, 1996 against the Company in the Superior Court of New Jersey in Bergen County alleging breach of contract and related causes of action arising out of an agreement between the Company and LBC that obligated LBC to assist the Company in finding new sources of capital. LBC asserted in such action that the Company improperly declined to pay LBC a commission in accordance with the agreement and sought damages in excess of $150,000. The Company made a settlement payment of $62,000 to LBC in January 1997. This amount was accrued as a charge to general and administrative expense in 1996.

As of January 31, 1997, the Company and Genzyme entered into the Merger Agreement pursuant to which the Company, on the terms and conditions set forth in the Merger Agreement, is to be merged with and into Genzyme with Genzyme being the surviving corporation. This Proposed Merger is intended to be a tax-free reorganization within the meaning of the Internal Revenue Code. As consideration for the Proposed Merger, the Company's stockholders are to receive approximately 4 million shares (subject to certain adjustments set forth in the Merger Agreement) of a new Genzyme security (the "GMO Stock"), representing 40% of the initial equity interest in a new division of Genzyme, to be known as the Genzyme Molecular Oncology division (the "GMO Division"), to be formed within Genzyme through the combination of the business of the Company with several of Genzyme's oncology programs. Because the Company's Certificate of Incorporation requires that, in a transaction such as the Proposed Merger, an aggregate merger preference be provided to holders

                              PHARMAGENICS, INC.
                        NOTES TO FINANCIAL STATEMENTS


NOTE 14 - Events Subsequent to December 31, 1996   (continued)

of the outstanding shares of the Company's preferred stock before any amounts can be provided to holders of outstanding shares of the Company's common stock, and because such aggregate merger preference exceeds the aggregate value of the 4 million shares of GMO Stock to be received in the Proposed Merger (based on the valuation given the GMO Stock under the Merger Agreement), no shares of GMO Stock are available for allocation to holders of the outstanding shares of the Company's common stock (including stock options and warrants for common stock). The Proposed Merger currently is expected to be completed in May 1997, subject to approval by the Company's stockholders and Genzyme's stockholders and subject to certain other conditions. As required by the Merger Agreement, directors, officers and certain other stockholders of the Company have entered into stockholder agreements with Genzyme pursuant to which they have agreed to vote in favor of the Proposed Merger. The number of shares subject to such agreements is sufficient to approve the Proposed Merger.

In January 1997, in contemplation of the Proposed Merger, the Company agreed to issue to JHU 43,200 shares of the Company's Series B Stock immediately prior to the consummation of the Proposed Merger in consideration of an amendment dated as of January 31, 1997 (the "SAGE Amendment") to the SAGE Agreement (Note 3). If the Proposed Merger is not consummated, the SAGE Amendment shall become null and void and the foregoing 43,200 shares of the Company's Series B Stock will not be issued to JHU.

In February 1997, in connection with the Proposed Merger, the Company issued to the Partnership 298,420 shares of the Company's Series A Stock, 88,864 shares of the Company's Series B Stock and 1,641,144 shares of the Company's Series C Stock pursuant to the Partnership's exercise of its option to exchange all of its Partnership Rights for shares of the Company's preferred stock. (Note 2)

In February 1997, the Company made an initial draw of $1 million under the Credit Facility (Note 8).

                               PHARMAGENICS, INC.
                                 BALANCE SHEETS






ASSETS                                                                                      March 31, 1997        December 31, 1996
                                                                                            --------------        -----------------
                                                                                              (unaudited)
Current assets:
  Cash and cash equivalents                                                              $           359,982      $       486,109
  Accounts receivable                                                                                329,598              185,972
  Prepaid expenses                                                                                    64,349               38,183
                                                                                         -------------------      ---------------
     Total current assets                                                                            753,929              710,264

Property and equipment, net of $2,163,596 and
   $2,073,642 of accumulated depreciation                                                            701,962              782,638

Other assets                                                                                          40,425               40,425
                                                                                         -------------------      ---------------
     TOTAL ASSETS                                                                        $         1,496,316      $     1,533,327
                                                                                         ===================      ===============

LIABILITIES

Current liabilities:
  Accounts payable and accrued expenses                                                  $         1,241,556      $     1,599,987
  Deferred revenue                                                                                    --                  315,200
  Current obligations under capital leases                                                           147,432              147,102
                                                                                         -------------------      ---------------
     Total current liabilities                                                                     1,388,988            2,062,289

Long-term obligations under capital leases                                                            21,443               25,177
Note Payable                                                                                       1,662,272               --
                                                                                         -------------------      ---------------
     TOTAL LIABILITIES                                                                             3,072,703            2,087,466
                                                                                         -------------------      ---------------
Commitments and contingencies

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock - $.01 par value, 10,000,000 shares authorized:
  Series A convertible preferred stock, 2,500,000 shares designated,
     2,458,420 and 2,160,000 shares issued and outstanding at March 31, 1997 and December 31, 1996, respectively, liquidation preference $4,572,661 and
     $4,017,600 at March 31, 1997 and December 31, 1996, respectively                                 24,584               21,600
  Series B convertible preferred stock, 2,500,000 shares designated,
     2,227,263 and 2,138,399 shares issued and outstanding at March 31, 1997 and December 31,1996, respectively, liquidation preference $16,704,473 and
     $16,038,000 at March 31, 1997 and December 31, 1996, respectively                                22,273               21,384
  Series C convertible preferred stock, 4,717,700 shares designated,
     4,717,700 and 3,076,556 shares issued and outstanding at March 31, 1997 and December 31,1996, respectively, liquidation preference $10,143,055 and
     $6,614,595 at March 31, 1997 and December 31,1996, respectively                                  47,177               30,765
Common stock - $.01 par value, 15,000,000 shares authorized, 455,108 shares
  issued and outstanding at March 31, 1997 and December 31, 1996, respectively                         4,551                4,551
Additional paid-in capital                                                                        30,795,934           26,066,218
Accumulated deficit                                                                              (32,464,719)         (26,692,470)
Deferred compensation                                                                                 (6,187)              (6,187)
                                                                                         -------------------      ---------------
     TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                                                         (1,576,387)            (554,139)
                                                                                         -------------------      ---------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                                $         1,496,316      $     1,533,327
                                                                                         ===================      ===============


The accompanying notes are an integral part of these financial statements.

                              PHARMAGENICS, INC.

                           STATEMENTS OF OPERATIONS
                                 (UNAUDITED)


                                                       Three months ended March 31,
                                                      ----------------------------
                                                          1997             1996
                                                      -----------      -----------
Revenues:

      Grants                                          $    23,419      $      --

      Research contracts                                     --            498,470

      Other                                                51,425             --
                                                      -----------      -----------

          Total revenues                                   74,844          498,470
                                                      -----------      -----------

Costs and expenses:

      Research and development                          1,062,649        1,090,645

      In-process technology                             4,434,800             --

      General and administrative                          340,287          330,708
                                                      -----------      -----------

          Total costs and expenses                      5,837,736        1,421,353
                                                      -----------      -----------

Loss from operations                                   (5,762,892)        (922,883)

Interest expense                                          (13,188)         (14,488)

Interest income                                             3,831           42,161
                                                      -----------      -----------

NET LOSS                                              $(5,772,249)     $  (895,210)
                                                      ===========      ===========

Net loss per common share                             $    (12.68)     $     (1.98)
                                                      ===========      ===========

Weighted average common
      shares outstanding                                  455,108          451,608
                                                      ===========      ===========




  The accompanying notes are an integral part of these financial statements.

                               PHARMAGENICS, INC.

                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)



                                                                                    Three months ended March 31,
                                                                                  ---------------------------------
                                                                                       1997              1996
                                                                                  ------------        -------------
OPERATING ACTIVITIES:

  Net loss                                                                      $    (5,772,249) $      (895,210)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
       Depreciation and amortization                                                     89,955           87,715
       Technology rights acquired for shares of preferred stock                       4,750,000            --
       Interest accrued on Note Payable                                                  12,272            --
       Amortization of deferred compensation expense                                      --               2,063
       Changes in operating assets and liabilities:
                  (Increase) in accounts receivable                                    (143,626)        (106,842)
                  (Increase) in prepaid expenses                                        (26,166)         (18,220)
                  (Decrease) in accounts payable and accrued expenses                  (358,431)         (13,823)
                  (Decrease) in deferred revenue                                       (315,200)        (184,000)
                                                                                ---------------  ---------------

       Net cash used in operating activities                                         (1,763,445)      (1,128,317)
                                                                                ---------------  ---------------
INVESTING ACTIVITIES:

  Capital expenditures                                                                   (9,278)          (8,816)
                                                                                ---------------  ---------------

       Net cash used in investing activities                                             (9,278)          (8,816)
                                                                                ---------------  ---------------

FINANCING ACTIVITIES:

  Payments on capital lease obligations                                                  (3,404)         (62,108)
  Proceeds from Note Payable                                                          1,650,000            --
  Issuance of Series C convertible preferred stock                                        --           3,697,922
                                                                                ---------------  ---------------

       Net cash provided by financing activities                                      1,646,596        3,635,814
                                                                                ---------------  ---------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                              (126,127)       2,498,681

Cash and cash equivalents at beginning of period                                        486,109        1,639,182
                                                                                ---------------  ---------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                      $       359,982  $     4,137,863
                                                                                ===============  ===============

Supplemental disclosure of cash flow information:

  Cash paid during the period for interest                                      $           916  $        14,488
                                                                                ===============  ===============


The accompanying notes are an integral part of these financial statements

                               PHARMAGENICS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE  1  -  The Company

                 PharmaGenics, Inc. (the "Company"), a Delaware corporation, was incorporated on August 11, 1989. The Company is an integrated drug discovery company principally engaged in the research and development of pharmaceuticals for the treatment of cancer. The Company's research programs in cancer center upon certain key genes, called "tumor suppressor genes," that are responsible for the production of proteins that generally function to prevent the unregulated growth of cells. The Company targets tumor suppressor genes and other cancer-related genes in search of desirable therapeutics against cancer.

                 The Company is subject to a number of risks at this stage of development, including, but not limited to, uncertainties relating to whether patents will issue and whether patents that issue will provide the Company with adequate protection from other products or competitors; dependence on key individuals for achievement of the Company's expectations which the Company believes are based on reasonable assumptions within the bounds of its knowledge of its business and operations; continued collaboration between the Company and its corporate, governmental and academic collaborators; establishment of additional collaborations with academia or corporations; uncertainty whether the Company's research and development activities will result in the development of commercially usable products and processes; competition from alternative products or processes; uncertainties related to technological improvements and advances; the impact of research and product development activities of competitors of the Company, many of whom have more substantial financial or other resources than those of the Company; the need and ability to obtain adequate additional financing necessary to fund continuing operations and product development and the terms on which such financing might be available; the ability to obtain lease financing for capital equipment; uncertainties related to clinical trials; uncertainties of obtaining required regulatory approvals; uncertainties related to whether legal proceedings will be initiated against the Company, including in connection with the proposed merger of the Company with Genzyme Corporation ("Genzyme"), and the outcome of any such proceedings; and uncertainties of future profitability. The Company expects that it would, as an independent company, have to incur substantial additional costs before it could begin to generate revenue from product sales sufficient to fund its operations, including costs related to ongoing research and development activities, preclinical studies and regulatory compliance, and for hiring additional management, scientific, manufacturing, sales and administrative personnel.

                 The Company received a stand-by credit facility (the "Credit Facility") in connection with entering into an Agreement and Plan of Merger as of January 31, 1997 (the "Merger Agreement") with Genzyme. The Company made an initial draw of $1,000,000 in February, 1997 and additional draws of $650,000 in March, 1997 and $800,000 in May, 1997, for total draws, to date, of $2,450,000 under the Credit Facility. The Company believes that amounts drawn and available under the Credit Facility are sufficient to fund operations until the expected closing of the proposed merger with Genzyme in mid-June, 1997.
The proposed merger with Genzyme is subject to the approval of the Company's stockholders and Genzyme's stockholders and certain other conditions. The Company will require substantial additional funds should the proposed merger with Genzyme not be consummated. Uncertainties relating to the proposed merger with Genzyme and the Credit Facility are additional meaningful factors that could cause actual results to differ materially and adversely from the Company's expectations.

NOTE  2  -  Proposed Merger with Genzyme

                 As of January 31, 1997, the Company and Genzyme entered into the Merger Agreement pursuant to which the Company, on the terms and conditions set forth in the Merger Agreement, is to be merged with and into Genzyme with Genzyme being the surviving corporation (the "Proposed Merger").

                               PHARMAGENICS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE  2  -  Proposed Merger with Genzyme (continued)

This Proposed Merger is intended to be a tax-free reorganization within the meaning of the Internal Revenue Code. As consideration for the Proposed Merger, the Company's stockholders are to receive approximately 4 million shares (subject to certain adjustments set forth in the Merger Agreement) of a new Genzyme security (the "GMO Stock"), representing 40% of the initial equity interest in a new division of Genzyme, to be known as the Genzyme Molecular Oncology division (the "GMO Division"), to be formed within Genzyme through the combination of the business of the Company with several of Genzyme's oncology programs. Because the Company's Certificate of Incorporation requires that, in a transaction such as the Proposed Merger, an aggregate merger preference be provided to holders of the outstanding shares of the Company's preferred stock before any amounts can be provided to holders of outstanding shares of the Company's common stock, and because such aggregate merger preference exceeds the aggregate value of the 4 million shares of GMO Stock to be received in the Proposed Merger (based on the valuation given the GMO Stock under the Merger Agreement), no shares of GMO Stock are available for allocation to holders of outstanding shares of the Company's common stock (including stock options and warrants for common stock). The Proposed Merger currently is expected to be completed in mid-June, subject to approval by the Company's stockholders and Genzyme's stockholders and subject to certain other conditions. As required by the Merger Agreement, directors, officers and certain other stockholders of the Company have entered into stockholder agreements with Genzyme pursuant to which they have agreed to vote in favor of the Proposed Merger. The number of shares subject to such agreements is sufficient for approval of the Proposed Merger by the stockholders of the Company.

NOTE  3  -  Basis of Preparation

                 The information presented at March 31, 1997 and for the three month period then ended is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company's management believes to be necessary for the fair presentation of results for the periods presented. These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not contain certain of the information and footnotes required by generally accepted accounting principles for annual financial statements. These financial statements should, therefore, be read in conjunction with the Company's audited financial statements for the year ended December 31, 1996, which were included as part of the Company's Annual Report on Form 10-K. The December 31, 1996 balance sheet was derived from audited financial statements.

                 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE  4  -  Accounts Receivable

                 In the first quarter of 1997, the Company recognized approximately $23,400 of revenue earned under an award by the U.S. National Cancer Institute ("NCI") in the form of a Cooperative Grant, bringing the receivable for revenue earned by the Company under this Cooperative Grant to nearly $209,400 at March 31, 1997. The balance of the receivable, approximately $120,200, relates to funds available under the Cooperative Grant that will be provided to a collaborator under the Cooperative Grant once such funds are received by the Company. The Company has recorded a corresponding liability to the collaborator.

                               PHARMAGENICS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE  5  -  Note Payable

                 In October 1996, in anticipation of entering into the Merger Agreement, Genzyme made available to the Company the Credit Facility. Under the Credit Facility, the Company may draw monthly an amount equal to its documented operating costs, up to a maximum amount each month as set forth below:

                     Month                         Maximum Draw
                     -----                         ------------
                     December, 1996                $250,000
                     January, 1997                 $750,000
                     February, 1997                $650,000
                     March, 1997                   $450,000
                     April, 1997                   $550,000
                     May, 1997                     $550,000

                 Amounts not drawn by the Company in a designated month are available to cover documented expenses in any later month (subject to the limitations described below), provided, however, that if such draws involve individual expenditures in excess of $25,000, such expenditures require Genzyme's consent. The maximum amount of monthly draws will be reduced by 60% of gross revenues received by the Company in the prior month. If the Company's gross revenues in any month beginning with November, 1996 exceed the product of
1.6667 and the maximum draw for the succeeding month, the amount of such excess will be applied first against the maximum amount which may be drawn that may be carried forward from previous months and then any remaining excess will be carried forward and reduce the maximum amount available in subsequent months. An additional draw of $250,000 may be made under the Credit Facility if the SAGE patent licensed by the Company from JHU issues while the Credit Facility is in effect, provided that such draw must be utilized by the Company to fulfill its obligations to JHU. If Genzyme terminates the Merger Agreement under certain circumstances, Genzyme will adjust the amount that may be drawn under the Credit Facility to an additional $1,500,000 over amounts previously drawn and expended, with draws to occur over a period of three months. Amounts advanced under the Credit Facility are evidenced by a Subordinated Convertible Promissory Note (the "Promissory Note"). The Promissory Note bears interest from the date of each advance at a rate of 8.25% per annum and matures on February 10, 2002.

         The Company made an initial draw of $1,000,000 in February 1997, after the signing of the Merger Agreement, and made additional draws of $650,000 in March, 1997 and $800,000 in May, 1997, for total draws, to date, of $2,450,000 under the Credit Facility. Interest in the amount of $12,272 has accrued on these draws as of March 31, 1997 and is recorded in Note Payable.

NOTE  6  -  Agreements with PaineWebber R&D Partners III, L.P.; In-Process
Technology

                 In May 1994, the Company entered into a series of agreements (the "R&D Agreements") with PaineWebber R&D Partners III, L.P. (the "Partnership"), pursuant to which the Partnership paid a $250,000 license fee and agreed, subject to certain conditions, to pay the Company up to $5,750,000 to conduct research and development on behalf of the Partnership on targets previously identified by the Company pursuant to a development plan originally projected to extend through March 31, 1996, but which continued through January, 1997. In consideration of such payments, the Partnership obtained rights to the results of such research, and the Company granted the Partnership an exclusive, royalty-free license to use certain patent rights, know-how and technical information owned or licensed by the Company. Under the R&D Agreements, the Company also received an option (the "Purchase Option") to purchase at any time certain or all of the rights owned by the Partnership as a result of the R&D Agreements (the "Partnership Rights") at an option price ranging from $9.4 million up to $19.2 million, depending upon the date of the purchase and the rights purchased. In consideration for the Purchase Option, the Company issued to the Partnership warrants to purchase up to 1,000,000 shares of the Company's common stock (the "Core Warrant") and up to 666,667 shares of the Company's common

                               PHARMAGENICS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 6 - Agreements with PaineWebber R&D Partners III, L.P.; In-Process Technology (continued)

stock (the "Purchase Option Warrant"). The Core Warrant is exercisable for a period of five years which commenced July 1, 1996, and the Purchase Option Warrant would have been exercisable for a period of four years following termination of the Purchase Option. The estimated fair value of $580,000 attributed to these warrants upon issuance was charged to research and development expense in 1994. With the modification of the R&D Agreements in March 1995, the exercise price on the Core Warrant and the Purchase Option Warrant was fixed at $2.15 per share, subject to antidilution provisions and other adjustments. In June 1995, the Company executed and delivered a convertible note (the "Note") to the Partnership under which the Company borrowed $1 million at an interest rate of prime plus two percentage points.
In lieu of repayment in cash, the Note and accrued interest were converted into 480,242 shares of Series C convertible preferred stock of the Company as of September 30, 1995, which thereby reduced by $1 million research funding from the Partnership under the R&D Agreements. As of December 31, 1995, all funding pursuant to the R&D Agreements had been received by the Company.

                 In January 1997, in connection with the Proposed Merger, the Partnership exercised its option under the R&D Agreements to exchange the Parthership Rights for additional shares of the Company's preferred stock.
This option became exercisable upon the signing of the Merger Agreement and as a result of such exercise, the Company issued to the Partnership in February 1997, 298,420 shares of Series A convertible preferred stock, 88,864 shares of Series B convertible preferred stock and 1,641,144 shares of Series C convertible preferred stock. The liquidation preference amount of these preferred shares, $4,750,000, was charged to research and development expense in the first quarter of 1997 because the acquired technology and other rights relate to in-process research and development projects that have not yet reached technological feasibility and the technology currently has no alternative future uses. Upon the exercise of the exchange option by the Partnership, the Purchase Option Warrant and the R&D Agreements terminated, and $315,200 of funding that had been received pursuant to the R&D Agreements and recorded as deferred revenue was offset against research and development expense (in-process technology cost) in the first quarter of 1997. In addition, upon the completion of the Proposed Merger, the Core Warrant will be cancelled.

NOTE  7  -  Amendment to SAGE License Agreement

                 Effective September 1995, the Company entered into a license agreement (the "SAGE Agreement") with The Johns Hopkins University School of Medicine ("JHU") and Drs. Bert Vogelstein and Kenneth Kinzler, both of JHU, relating to the SAGE (Serial Analysis of Gene Expression) technology. In addition to substantial license fees paid and milestone payments to be made by the Company to retain an exclusive license, the agreement provides for certain additional payments to be made by the Company to JHU in the event the Company sublicenses SAGE technology to third parties or performs SAGE-related services on behalf of third parties.

                 In January 1997, in contemplation of the Proposed Merger, the SAGE Agreement was amended to waive any possible right JHU may have to a potential payment of $5 million resulting from the change of control which would arise from the Proposed Merger in exchange for 43,200 shares of the Company's Series B convertible preferred stock to be issued to JHU. If the Proposed Merger is not consummated, the amendment to the SAGE Agreement shall become null and void and the 43,200 shares of the Company's Series B convertibvle preferred stock will not be issued to JHU. The Company is currently in discussions with JHU regarding a license to other present and future discoveries of Dr. Kinzler.

NOTE  8  -  New Accounting Pronouncement

                 Statement of Financial Accounting Standards No. 128,"Earnings per Share" ("SFAS 128"), which supersedes Accountng Principles Board Opinion No. 15, "Earnings per Share" ("APB No. 15"), was issued in February, 1997. SFAS 128 requires dual presentation of basic and diluted earnings

                               PHARMAGENICS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE  8  -  New Accounting Pronouncement (continued)

per share ("EPS") for complex capital structures on the face of the income statement. Basic EPS is computed by dividing income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of securities into common stock, such as stock options. SFAS 128 is required to be adopted for year-end 1997; earlier application is not permitted. The Company does not expect the basic or diluted EPS measured under SFAS 128 to be materially different than the Company's primary or fully-diluted EPS measured under APB No. 15.